Exhibit 4(a)


                              FIRST AMENDMENT TO
                               CREDIT AGREEMENT



        This First Amendment to Credit Agreement (the "First Amendment") made as of the 19th day of December, 1996 ("Amendment Effective Date"), among Comerica Bank and NBD Bank (individually, "Bank" and collectively, "Banks"), Comerica Bank, as Agent for the Banks (in such capacity "Agent") and Jacobson Stores Inc., a Michigan corporation ("Company").

        WITNESSETH:

        WHEREAS, the Banks, the Agent and the Company have executed and delivered that certain Credit Agreement dated as of December 21, 1995 (the "Original Agreement");

        WHEREAS, the Company, the Agent and the Banks desire to amend the Original Agreement as set forth herein;

        NOW, THEREFORE, the Banks, the Agent and the Company hereby agree as follows:

        1. The definition of Consolidated Cash Flow Ratio set forth in
Section 1 of the Original Agreement is amended to read in its entirety as follows:

           "1.15 'Consolidated Cash Flow Ratio' shall mean, as of any date of determination, a ratio, the numerator of which is Consolidated Cash Flow and the denominator of which is interest expense and cash rental expense for Company and its Consolidated Subsidiaries for the four fiscal quarters preceding such date of determination plus the current portion of all of Company's and its Consolidated Subsidiaries' long-term indebtedness (excluding the Excluded Term Debt Payments and including Capitalized Lease obligations) as of such date of determination, all (except for cash rental expense) as determined in accordance with GAAP; provided, however, in calculating the Consolidated Cash Flow Ratio, current maturities with respect to the Term Loan shall be excluded from the denominator during the period from October 27, 1996 through January 31, 1998."

        2. The definition of "Minimum Amount" set forth in Section 1 of the Original Agreement is amended to read in its entirety as follows:

           "`Minimum Amount' shall mean $66,000,000 plus an amount equal to the Applicable Increase for each fiscal year ending after January 31, 1998."


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        3. Section 9.4 of the Original Agreement is amended to read in its entirety as follows:

           "9.4 Maintain Consolidated Cash Flow Ratio. Maintain as of the end of each fiscal quarter a Consolidated Cash Flow Ratio of not less than the following amounts during the periods specified below:

        October 27, 1996 through January 31, 1998................9 to 1.0
        February 1, 1998 through January 30, 1999..............1.1 to 1.0
        January 31, 1999 and thereafter.......................1.2 to 1.0"

        4. Section 9.6 of the Original Agreement is amended to read in its entirety as follows:

           "9.6 Maintain Consolidated Tangible Net Worth. Maintain as of the end of each fiscal quarter a Consolidated Tangible Net Worth of not less than the following amounts specified below:

        January 25, 1997........................................$71,000,000
        April 26, 1997..........................................$72,000,000
        July 26, 1997...........................................$67,000,000
        October 25, 1997........................................$64,000,000
        January 31, 1998 and each
          fiscal quarter thereafter.....................The Minimum Amount"

        5. Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of the Original Agreement, as amended by this First Amendment, are within Company's corporate powers, have been duly authorized, are not in contravention of law or the terms of Company's Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and the Original Agreement, as amended by this First Amendment, will be valid and binding obligations of Company in accordance with its terms; (b) the continuing representations and warranties of Company set forth in Sections 8.1 through 8.23 of the Original Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; and (c) no Event of Default, or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Original Agreement, has occurred and is continuing as of the date hereof.

        6. This First Amendment shall be effective upon execution of this First Amendment by Company, Agent and Banks and payment by Company to Agent (for pro-rata distributions to the Banks) of a non-refundable amendment fee in the amount of $97,500.

        7. All references to the term "Agreement" and to the terms "hereof", "hereunder" and similar referential terms in the Original Agreement shall be deemed to mean or refer to the Original Agreement as amended by this First Amendment.


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        8. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Original Agreement.

        9. This First Amendment may be executed in counterparts, in accordance with Section 15.10 of the Original Agreement.

        IN WITNESS WHEREOF, the Banks, the Agent and the Company have caused this First Amendment to be executed by their respective, duly authorized officers, all as of the date set forth above.

                                             COMPANY:

                                             JACOBSON STORES INC.

                                             By:   /s/  Kevin C. Binkley
                                                -----------------------------

                                             Title:   Vice President Treasurer
                                                   ----------------------------

                                             AGENT:

                                             COMERICA BANK

                                             By:   /s/  Charles L. Weddell
                                                -------------------------------
                                             Title:   Vice President
                                                   ----------------------------

                                             BANKS:

                                             COMERICA BANK

                                             By:   /s/  Charles L. Weddell
                                                -------------------------------
                                             Title:   Vice President
                                                   ----------------------------

                                             NBD BANK

                                             By:   /s/  Thomas A. Gamm
                                                -------------------------------
                                             Title:   Vice President
                                                   ----------------------------

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